Exhibit 10.1

CONFIDENTIAL

July 29, 2004

Bharat Davé

18400 Skyline Blvd.

Woodside, CA 94062

Re:  Release

Dear Bharat:

By separate letter dated July 29, 2004, GoRemote Internet Communications, Inc. (“the Company”) confirmed your decision to resign from your position with the Company effective July 29, 2004 (“Resignation Date”).  The Company has indicated to you that your final paycheck for all accrued salary, accrued but unused vacation pay and any similar payments due and owing to you from the Company will be delivered on or before the Resignation Date, and that you will receive a severance payment equal to six (6) months of base salary, payable in accordance with the Company’s normal payroll policies.

1.                                       As separate consideration for the release set forth below, the Company will provide you with the contractual rights described on the attached Schedule 1 (collectively, the “Release Benefits”).

2.                                       In consideration of the Company providing the Release Benefits, you on behalf of yourself and your heirs hereby knowingly and voluntarily forever release and discharge any claims or rights you may have against the Company — and its predecessors, successors, assigns, representatives, agents, shareholders, employees, officers directors, and any benefit plan — whether known or not known, including, but not limited to, those arising out of or in any way connected with your employment with the Company and/or the termination thereof, including but not limited to any claims relating to any alleged violation of federal, state or local law, specifically including any claims under the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Employee Retirement Income Security Act (ERISA), and Title VII of the Civil Rights Act of 1964.  By signing below, you expressly waive and release any and all rights and benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”.

3.                                       Employee represents and agrees that this Release is binding upon Employee and Employee’s estate, heirs and assignees.

4.                                       You agree to make yourself reasonably available from time to time for transition consultations with the Company’s new Chief Executive Officer, in consideration of which the Company agrees to pay you a retainer of $5,000 per month over the six month period beginning August 1, 2004 and ending January 31, 2005.

5.                                       You agree you will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under, or in concert with any of them, with any written or oral statement.

6.                                       You agree the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief without prejudice to any other rights or remedies the Company may have at law or in equity for breach of this Agreement.  You further agree that if any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable as a result of a claim, demand or cause of action you bring, the Company, at its option, will be entitled to obtain reimbursement of the value of the Release Benefits, in addition to its costs and attorney’s fees.  Any such action by the Company shall not be considered retaliatory.  If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

7.                                       The contents, terms and conditions of this Agreement shall be kept confidential by you and shall not be disclosed except to your attorneys, accountants or pursuant to subpoena or court order.   Any breach of this confidentiality provision shall be deemed a material breach of the Agreement.

8.                                       This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors, or assigns.  This Agreement shall be afforded the maximum protection under California Evidence Code Section 1152 and/or any other state of federal provisions of similar effect.

9.                                       You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement.  You also understand you may revoke this Agreement within seven (7) days of signing this document and that the Release Benefits will not be effective until the end of that seven (7) day revocation period.

Sincerely,

/s/ DAVID TEICHMANN

David Teichmann
Senior Vice President, General Counsel & Secretary

READ, UNDERSTOOD AND AGREED

/s/ BHARAT DAVÉ	Dated:	7/29/2004
Bharat Davé

Schedule 1

Notwithstanding any other language set forth in the Company stock option grants listed on this Schedule 1 “Grants”), the terms of each Grant shall be modified such that the period during which you may exercise Vested Shares (as defined in each Grant) shall be extended to July 29, 2005.  Except as explicitly set forth in this paragraph, no other modification of any Grant is intended, including without limitation any modification of any vesting rights thereunder.

Set forth below is a list of all Grants:

Grant Date	Grant Number	Type ISO or NQ	Exercise Price
10/24/2000	00000924	ISO	$7.0000
10/24/2000	00000925	NQ	$7.0000
3/19/2001	00001131	ISO	$1.0938
3/19/2001	00001132	NQ	$1.0938
3/19/2001	00001140	NQ	$1.0938
3/19/2001	00001141	NQ	$1.0938
3/19/2001	00001148	ISO	$1.0938
3/19/2001	00001149	NQ	$1.0938
1/29/2002	00001640	ISO	$1.4300
1/29/2002	00001641	NQ	$1.4300
10/22/2002	00001917	NQ	$1.3630
3/11/2003	00001923	NQ	$1.6000
4/22/03	00001931	NQ	$2.4600
4/22/03	00001937	NQ	$2.4600
12/18/03	00002455	ISO	$5.0400
12/18/03	00002456	NQ	$5.0400